Exhibit 99.B(d)(13)

SUB-ADVISORY AGREEMENT FOR
SEI INSTITUTIONAL INVESTMENTS TRUST ("SIIT") —
WORLD EQUITY EX-US FUND
And
SEI INSTITUTIONAL INTERNATIONAL TRUST ("SIT") —
INTERNATIONAL EQUITY FUND

THIS SUB-ADVISORY AGREEMENT is made as of September 16, 2021 among Delaware Investment Fund Advisers, series of Macquarie Investment Management Business Trust, a statutory trust organized under the laws of Delaware and wholly owned subsidiary of Macquarie Group Limited, with its principal place of business at 610 Market Street, Philadelphia, PA, U.S.A., and Macquarie Investment Management Global Limited ("MIMGL"), an Australian corporation and wholly owned subsidiary of Macquarie Group Limited, with its principal office and place of business at 50 Martin Place, Sydney, Australia 2000.

W I T N E S S E T H

WHEREAS, SEI Investments Management Corporation ("Principal"), a corporation organized and existing under the laws of the State of Delaware has retained DIFA as its sub-adviser to render investment advisory services to the SIIT World Equity Ex-US Fund and the SIT International Equity Fund (each a "Fund"), a series of SIIT and SIT respectively, which each is a Massachusetts business trust (each a "Trust") registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act") pursuant to a Sub-Advisory Agreement for each Trust dated December 18, 2020, as amended (each a "Principal Advisory Agreement"); and

WHEREAS, DIFA desires to employ MIMGL as its investment sub-adviser, and MIMGL is willing to render investment sub-advisory services to DIFA, subject to and in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this Agreement, DIFA and MIMGL hereby agree as follows:

1.       Appointment of MIMGL. DIFA hereby employs MIMGL as investment sub-adviser for the assets of the Fund, on the terms and conditions set forth herein, and subject to the direction of DIFA and Principal. DIFA appoints MIMGL as agent of DIFA to provide the services herein set forth on the terms contained in this Agreement, and MIMGL accepts such employment and agrees to render the services for the compensation herein provided.

2.       Duties of MIMGL.

(a)       DIFA employs MIMGL to act as its sub-advisor in managing and/or advising on the investment and reinvestment of the assets of the Fund in accordance with the Principal Advisory Agreement; to (as requested by DIFA) continuously review, supervise, and administer an investment program for the Funds; to (as requested by DIFA) determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to obtain and evaluate information relating to investment recommendations, asset allocation advice, industries, businesses, securities markets, research, economic analysis, and other investment services with respect to the securities that are included in the Fund or that are under consideration for inclusion in the Fund; to implement the execution of trades for the Fund pursuant to Section 3 of this Agreement; to provide quantitative support (including performance attribution analysis) to DIFA in connection with the Fund; to provide the Trust (either directly or through DIFA) with all records concerning the activities of MIMGL that the Trust is required to maintain pursuant to Rule 31a-1 of the 1940 Act or as otherwise reasonably requested by DIFA; and to render or assist DIFA in rendering regular reports to the Trust officers and the Board of Trustees for the Trust concerning the discharge of MIMGL' s responsibilities hereunder. MIMGL will discharge the foregoing responsibilities subject to the supervision and oversight of DIFA, Principal, the Trusts' officers and the Board of Trustees and in compliance with the objective, policies, and limitations set forth in the Fund's prospectus and Statement of Additional Information and any additional operating policies or procedures that the Fund communicates to MIMGL in writing (either directly or through DIFA), and applicable laws and regulations. MIMGL agrees to provide, at its own expense, the office space, furnishings and equipment, and the personnel required by it to perform the services on the terms and for the compensation provided herein.

(b)       MIMGL acknowledges and agrees that DIFA is ultimately responsible for all aspects of providing to the Fund the services required of DIFA under the Principal Advisory Agreement. Accordingly, MIMGL shall discharge its duties and responsibilities specified in paragraph (a) of this Section 2 and elsewhere in this Agreement subject at all times to the direction, control, supervision, and oversight of DIFA and Principal. In furtherance thereof, MIMGL shall, without limitation, (i) upon reasonable request, make its offices available to representatives of DIFA and Principal for on-site inspections and consultations with the officers and applicable portfolio managers of MIMGL responsible for MIMGL's duties hereunder, (ii) upon reasonable request, provide DIFA and Principal with copies of all records it maintains regarding its duties for the Funds, and (iii) report to DIFA or Principal (if requested) each calendar quarter and at such other times as DIFA or Principal may reasonably request regarding, if applicable (A) MIMGL's implementation of the Fund's investment program and the Fund's portfolio composition and performance, (B) any policies and procedures implemented by MIMGL to ensure compliance with United States securities laws and regulations applicable to MIMGL and the Fund, (C) the Fund's compliance with the objective, policies, and limitations set forth in the Fund's prospectus and Statement of Additional Information and any additional operating policies or procedures that the Fund communicates to MIMGL in writing (either directly or through DIFA) and (D) such other matters as DIFA or Principal may reasonably request.

(c)       To the extent permitted by law, MIMGL may from time to time employ or associate itself with such person or persons, including affiliates, as it believes to be particularly fitted to assist it in the execution or performance of its obligations under this Agreement; provided, however, that the use of such persons does not relieve MIMGL from any obligation or duty under this Agreement, and provided no such person serves or acts as an investment adviser so as to require a new written contract pursuant to the 1940 Act and SEC interpretations. MIMGL shall remain liable for the performance of its obligations under this Agreement, and for the acts and omissions of its employees or associates.

3.       Securities Transactions. Among its responsibilities, MIMGL shall be permitted to select the brokers or dealers that will execute purchases and sales of securities for the Fund, and is directed to use its best efforts to obtain the best overall terms available as detailed in the Principal Advisory Agreement, subject to written policies and procedures provided to MIMGL (either directly or through DIFA), and consistent with Section 28(e) of the Securities Exchange Act of 1934. MIMGL will promptly communicate or assist DIFA in communicating to the Funds' officers and the Board of Trustees such information relating to the portfolio transactions MIMGL has directed on behalf of the Fund as DIFA or such officers or the Board may reasonably request.

4.       Compensation of MIMGL. For the services to be rendered by MIMGL as provided in this Agreement, DIFA (and not the Trusts or the Funds) will pay to MIMGL at the end of each of month a fee equal to the amount set forth on Schedule A attached hereto. For clarity, DIFA (and not the Trust, the Fund or SEI) shall be obligated to pay MIMGL fees hereunder for any period only out of and following DIFA's receipt from SEI of advisory fees pursuant to Sections 4 and Schedules B of the Principal Advisory Agreement for such period. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such partial month bears to the full month in which such effectiveness or termination occurs.

5.       Compliance. MIMGL agrees to comply with all policies, procedures, or reporting requirements that the Board of Trustees reasonably adopts and communicates to MIMGL in writing (either directly or through DIFA) including, without limitation, any such policies, procedures, or reporting requirements relating to soft dollar or other brokerage arrangements. "Applicable Law" means (i) the "federal securities laws" as defined in Rule 38a-1(e)(1) under the 1940 Act, as amended from time to time, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of MIMGL in relation to the Funds.

6.       Status of MIMGL. The services of MIMGL to DIFA under this Agreement are not to be deemed exclusive, and MIMGL will be free to render similar services to others so long as its services to DIFA under this Agreement are not impaired thereby. MIMGL will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Funds in any way or otherwise be deemed an agent of the Funds or the Trusts.

7.       Representations of Parties.

(a)     Representations of DIFA. DIFA represents, warrants and agrees as follows: (1) DIFA is duly authorized to delegate to MIMGL the provision of investment services to the Fund as contemplated in this Agreement; and (2) DIFA (i) is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act") and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, all applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify MIMGL of the occurrence of any event that would disqualify DIFA from serving as an investment adviser of any investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)       Representations of MIMGL. MIMGL represents, warrants and agrees as follows: MIMGL (i) is authorized and regulated by the Australian Securities and Investments Commission ("ASIC") and is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, all applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify DIFA of the occurrence of any event that would disqualify MIMGL from serving as an investment adviser of any investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

8.       Liability of MIMGL. Except as may otherwise be provided by the 1940 Act or the Advisers Act, in the absence of willful misfeasance, bad faith or gross negligence on the part of MIMGL, or reckless disregard of its obligations and duties hereunder, neither MIMGL nor its officers, directors, employees, agents or affiliates shall be subject to any liability to DIFA for any act or omission in the course of, or connected with, rendering services hereunder.

DIFA will indemnify MIMGL against any expense, cost, charge, loss or liability incurred by MIMGL arising out of, or in connection with:

(i)       MIMGL or any of its officers or agents acting under this Agreement; or

(ii)      any negligence, fraud, dishonesty or breach of this Agreement or any law or regulation by DIFA, its officers, employees or agents relating to DIFA's performance of this Agreement (for the purposes of this Section 8(ii), MIMGL shall not be considered an agent of DIFA), except insofar as any loss, liability, cost, charge or expense is caused by the negligence, fraud, dishonesty or breach of this Agreement by MIMGL or any of its officers, employees or agents. This obligation continues after the termination of this Agreement.

MIMGL agrees to indemnify DIFA for, and hold them harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of MIMGL) or litigation (including reasonable legal and other expenses) to which DIFA may become subject as a result of any untrue statement of a material fact contained in disclosure provided by MIMGL for inclusion in the Fund's regulatory filings or any omission of a material fact required to be stated necessary to make such disclosure not misleading; provided that MIMGL shall have been given written notice concerning any matter for which indemnification is claimed under this section.

Notwithstanding the foregoing, MIMGL is not liable to DIFA for any indirect, special, punitive or consequential loss, including loss of profits, opportunity or reputation (whether or not in the contemplation of the relevant party at the date of this Agreement).

9.       Duration; Termination; Notices; Amendment. Unless sooner terminated as provided herein, this Agreement shall continue in effect for so long as the Principal Advisory Agreement remains in effect. Notwithstanding the foregoing, this Agreement may also be terminated, without the payment of any penalty, by DIFA (i) upon 60 days' written notice to MIMGL; or (ii) upon material breach by MIMGL of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach. MIMGL may terminate this Agreement, without payment of any penalty, (1) upon 60 days' written notice to DIFA; or (2) upon material breach by DIFA of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Principal Advisory Agreement. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:

If to DIFA, at: Head of Client Group, MIM Americas

610 Market Street

Philadelphia, PA 19106

With a copy to:

General Counsel at the same address

If to MIMGL, at: MIM Institutional Client Services

Level 9, 50 Martin Place

Sydney NSW Australia 2000

With a copy to:

Head of Legal - MIM at the same address

This Agreement may be amended by mutual consent of the parties hereto upon prior approval by the Board of Trustees of the Trusts.

10.       Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

11.       Confidentiality. MIMGL shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to any person other than DIFA, the Trust, the Board of Trustees, Principal, and any director, officer, or employee of DIFA, the Trust, or Principal, except (i) with the prior written consent of the Trust, (ii) as required by law, regulation, court order, or the rules or regulations of any self-regulatory organization, governmental body, or official having jurisdiction over DIFA or MIMGL, (iii) for information that is publicly available other than due to disclosure by MIMGL or its affiliates or becomes known to MIMGL from a source other than DIFA, the Trust, the Board of Trustees, or Principal, or (iv) information that is required to be disclosed for the purposes of providing services pursuant to this Agreement.

12.       Proxy Policy. MIMGL acknowledges that Principal and DIFA have agreed, within Section 1(h)(i) of the Principal Advisory Agreement, regarding how proxies will be handled and that DIFA shall not be responsible for reviewing proxy solicitation materials or voting and handling proxies in relation to the securities held as Assets in the Fund.

13.       Anti-Money Laundering Program. MIMGL and DIFA each agree that: (i) it has in place an anti-money laundering program that is designed to comply with all applicable requirements of United States Federal anti-money laundering laws, including the USA PATRIOT Act; and (ii) it will comply with any other "know your customer" requirements. Unless otherwise agreed, each party acknowledges that it is its responsibility to monitor client transactions in order to detect attempted or actual money laundering. Each party also agrees to certify to the other, upon request, on a periodic basis that it is in compliance with the forgoing. In addition, each party agrees to permit inspection by U.S. federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to the party's anti-money laundering program as they may reasonably request.

14.       Governing Law. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-interest law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

15.       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Sub-Advisory Agreement to be executed as of the date first set forth herein.

Delaware Investment Fund Advisers,

a series of Macquarie Investment Management Business Trust

By:	/s/ David Brenner
Name: David Brenner
Title: Senior Vice President

Macquarie Investment Management Global Limited

By:	/s/ Scot Thompson	/s/ Hassan Salem
	Name: Scott Thompson	Hassan Salem
	Title: Attorney	Attorney

Agreed and Acknowledged by

SEI Investments Management Corporation

By:	/s/ James Smigiel
Name: James Smigiel
Title: Chief Investment Officer

SCHEDULE A

Compensation of MIMGL

Date: September 16, 2021

For the services to be rendered by MIMGL to each Fund as provided in this Agreement, DIFA (and not SEI, the Trusts or the Funds) will pay to MIMGL at the end of each month an amount equal to [REDACTED].